CAM Reports 2nd Quarter Results

Earnings Rise 60% on 23% Increase in Revenue

FOUNTAIN VALLEY, CA -- 04/30/2008 -- CAM Commerce Solutions, Inc. (NASDAQ: CADA) reported net income increased 60% for the three months ended March 31, 2008 to $1,366,000, or $0.32 per fully diluted share, compared to $854,000, or $0.20 per fully diluted share, for the same quarter of fiscal 2007. Revenues for the quarter increased 23% to $9.0 million, compared to $7.3 million for the same quarter of last year.

Net income increased 68% for the six months ended March 31, 2008 to $3.1 million, or $0.71 per fully diluted share, compared to $1.8 million, or $0.43 per fully diluted share, for the same period of fiscal 2007. Revenues for the six months ended March 31, 2008 increased 30% to $18.9 million, compared to $14.5 million for the six months ended March 31, 2007.

Net income for the three and six months ended March 31, 2008 included a tax benefit of $244,000 due to the reversal of an uncertain tax position liability. The reversal was the result of a favorable audit settlement with the Internal Revenue Service concerning R&D credits.

Pre-tax profit margins for the March quarter rose to a 2nd quarter record 20%, making it the 12th consecutive quarter of year over year profit margin increase.

X-Charge Performance

During the quarter, the Company installed a record 1,802 new X-Charge payment processing accounts. As of March 31, 2008, the company had approximately 15,000 merchant accounts generating X-Charge revenues. The company's payment processing portfolio currently represents over $4 billion in annual credit card payment processing volume. X-Charge payment processing revenues increased 62% for the three months ended March 31, 2008 to $5.4 million from $3.3 million for the same quarter last year.

Dividend Declared

The Company continues its "earnings based" dividend plan to pay out 75% or more of net profit each quarter in the form of a shareholder dividend. The Board of Directors has declared a quarterly cash dividend of $0.31 per outstanding share based on this quarter's results, to be paid on July 14, 2008 to shareholders of record on July 3, 2008. This represents a 55% increase in the dividend over the $0.20 per share previously paid based on the quarter ended March 31, 2007 results. This quarter represents the 12th consecutive dividend issued for the quarterly results, with each quarterly dividend representing a significant increase over the same quarter of the prior year.

"The March quarter is typically our seasonally slowest quarter of the year with the highest expense, so the meaningful comparison for our revenue and earnings performance should be on a year over year basis rather than a sequential basis," said Geoff Knapp, CEO. "We continued our trend of substantially improving earnings based on our success with our X-Charge payment processing business. We installed a record number of new payment processing accounts during the quarter, with the increase really starting in March where over 700 new accounts were installed. This is a result of the new sales people we hired at the end of last year coming up to speed, combined with the continued addition of new resellers. Our net profit margins also continued to show improvement on a year over year comparison basis as a result of the continuing change in our revenue mix to higher margin, recurring revenues provided by our X-Charge business.

"While our X-Charge business performance was stellar, the POS system business showed some signs of weakness in the quarter with revenues down 17% from the same quarter last year. In general, the March quarter can be a seasonally challenging quarter for systems business, but we saw delayed decisions in March that may or may not be related to overall economic weakness. Sales activity was at normal or above levels going into the current quarter, so we will have to wait and see if the March quarter system sales results were the type of normal deviation we can see in the systems business or whether there is some longer term underlying weakness in our market. We have taken steps to cut back on above normal sales and marketing expenditures incurred during the quarter to improve profitability going forward. It is important to note that while we are of course seeking improved performance in the systems revenues, it is our X-Charge revenues that will be the primary driver of our success going forward. Our recurring revenue in the quarter, which is the combination of our X-Charge and service revenue, rose to a quarterly record 76% of total revenue in the quarter."

Conference Call

The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Wednesday, April 30, 2008. Anyone interested in participating in the conference call should call 800-762-8932, if calling within the United States, or 480-629-9039, if calling internationally. There will be a playback available until May 7, 2008. To listen to the playback, please call 800-406-7325, if calling within the United States, or 303-590-3030, if calling internationally. Please use pin number 3872251 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerce.com.

About CAM Commerce Solutions

CAM Commerce Solutions designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

Important Information

Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                       CAM COMMERCE SOLUTIONS, INC.
                 UNAUDITED CONDENSED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                    THREE MONTHS ENDED   SIX MONTHS ENDED
                                    ------------------  ------------------
                                    MARCH 31  MARCH 31  MARCH 31  MARCH 31
                                      2008      2007      2008      2007
                                    --------  --------  --------  --------
REVENUES
   Net payment processing revenues  $  5,423  $  3,342  $ 11,208  $  6,807
   Net hardware, software and
    installation revenues              2,144     2,576     4,725     4,861
   Net service revenues                1,478     1,429     2,957     2,851
                                    --------  --------  --------  --------
Total net revenues                     9,045     7,347    18,890    14,519
COSTS AND EXPENSES
   Cost of payment processing
    revenues                             232       181       471       311
   Cost of hardware, software and
    installation revenues              1,221     1,234     2,552     2,418
   Cost of service revenues              665       639     1,336     1,276
                                    --------  --------  --------  --------
Total cost of revenues                 2,118     2,054     4,359     4,005
Selling, general and administrative
 expenses                              4,928     3,840     9,695     7,503
Research and development expenses        481       397       945       780
Interest income                         (294)     (310)     (655)     (615)
                                    --------  --------  --------  --------
Total costs and expenses               7,233     5,981    14,344    11,673
                                    --------  --------  --------  --------
Income before provisions for income
 taxes                                 1,812     1,366     4,546     2,846
Provisions for income taxes              446       512     1,486     1,024
                                    --------  --------  --------  --------
Net income                          $  1,366  $    854  $  3,060  $  1,822
                                    ========  ========  ========  ========

Basic net income per share          $   0.33  $   0.21  $   0.74  $   0.46
                                    ========  ========  ========  ========

Diluted net income per share        $   0.32  $   0.20  $   0.71  $   0.43
                                    ========  ========  ========  ========

Shares used in computing basic net
 income per share                      4,124     4,022     4,117     4,001

Shares used in computing diluted
 net income per share                  4,297     4,220     4,293     4,206

                       CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED BALANCE SHEETS
                  (In thousands, except per share data)

                                                  MARCH 31,   SEPTEMBER 30,
                                                    2008          2007
                                                ------------  ------------
                                                (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                    $     21,460  $     22,047
   Marketable available-for-sale securities            5,794         6,388
   Accounts receivable, net                            2,793         2,688
   Inventories                                           347           295
   Prepaid income taxes                                1,885            --
   Deferred income taxes                                  76           625
   Other current assets                                  139           182
                                                ------------  ------------
Total current assets                                  32,494        32,225

Property and equipment, net                              770           748
Intangible assets, net                                   485           544
Other assets                                              66            72
                                                ------------  ------------
Total assets                                    $     33,815  $     33,589
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $        525  $        713
   Accrued compensation and related expenses           1,588         1,877
   Deferred service revenue and customer
    deposits                                           1,537         1,622
   Cash dividends payable                              1,283           986
   Other accrued liabilities                             110           372
                                                ------------  ------------
   Total current liabilities                           5,043         5,570
   Liability for uncertain tax positions                  58            --
                                                ------------  ------------
Total liabilities                                      5,101         5,570
                                                ------------  ------------
Stockholders' equity:
   Common stock, $.001 par value; 12,000 shares
    authorized, 4,134 shares issued and
    outstanding at March 31, 2008 and 4,105 at
    September 30, 2007                                     4             4
   Capital in excess of par value                     24,284        23,702
   Accumulated other comprehensive loss                  (17)           (2)
   Retained earnings                                   4,443         4,315
                                                ------------  ------------
   Total stockholders' equity                         28,714        28,019
                                                ------------  ------------
Total liabilities and stockholders' equity      $     33,815  $     33,589
                                                ============  ============

Contact:
Mathew Hayden
President
Hayden Communications, Inc.
858-704-5065

CAM Commerce Solutions, Inc.
17075 Newhope Street
Fountain Valley, CA 92708